Exhibit 10.2

Execution Version

February 8, 2021

Decarbonization Plus Acquisition Corporation

712 Fifth Avenue, 36th Floor

New York, NY 10019

RE: Founder Warrants

Reference is made to that certain Business Combination Agreement (the “BCA”), to be dated as of the date hereof, by and among Decarbonization Plus Acquisition Corporation, a Delaware corporation (“DCRB”), DCRB Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Hyzon Motors Inc., a Delaware corporation (the “Company”). This letter agreement (this “Letter Agreement”) is being entered into and delivered by Decarbonization Plus Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), and each of the other undersigned entities and individuals on Exhibit A, each of whom acquired warrants (the “Private Placement Warrants”) to purchase shares of Class A common stock, par value $0.0001 per share, of DCRB (the “DCRB Class A Common Stock”) in a private placement in connection with DCRB’s initial public offering (together with the Sponsor, the “Holders”), and acknowledged by DCRB, in connection with the transactions contemplated by the BCA (the “Transactions”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the BCA.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereby agrees as follows:

1.	Each of the Holders represents and warrants to the Company that it owns the number of Private Placement Warrants set forth opposite such Holder’s name in Column I of Exhibit A hereto.

2.

Each of the Holders agrees that it shall not Transfer the number of Private Placement Warrants (or shares of DCRB Class A Common Stock issued upon exercise of Private Placement Warrants) set forth opposite such Holder’s name in Column II of Exhibit A hereto until the earlier of (i) one year after the Closing and (ii) subsequent to the Closing, (x) the date on which the last sale price of the DCRB Class A Common Stock quoted on the NASDAQ Capital Market (or the exchange on which the shares of DCRB Class A Common Stock are then listed) equals or exceeds $11.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any thirty (30)-Trading Day period, or (y) the date on which DCRB completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in the holders of DCRB Class A Common Stock having the right to exchange their shares of DCRB Class A Common Stock for cash, securities or other property. For purposes of this Letter Agreement, “Transfer” shall mean the (a) (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of, (ii) agreement to dispose of, directly or indirectly, or (iii) establishment or increase of a “put equivalent position” or liquidation with respect to or decrease of a “call equivalent position” within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, in each case (i), (ii) and (iii), any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

3.

Upon and subject to the Closing, the number of Private Placement Warrants set forth opposite each Holder’s name in Column III of Exhibit A hereto (the “$12.00 Warrants”) shall become subject to potential forfeiture, and each Holder hereby agrees not to exercise such $12.00 Warrants, unless and until a $12.00 Triggering Event (as defined below) occurs within the Earnout Period, with such $12.00 Warrants no longer being subject to forfeiture upon the occurrence of a $12.00 Triggering Event pursuant to the terms of this Letter Agreement. Prior to the occurrence of a $12.00 Triggering Event, each Holder shall not Transfer any of the $12.00 Warrants. Certificates or book entries representing the $12.00 Warrants shall bear a legend referencing that they are subject to transfer restrictions and forfeiture and are unable to be exercised in certain circumstances pursuant to the provisions of this Letter Agreement, and any warrant agent for the $12.00 Warrants will be given appropriate stop transfer orders (and related no exercise orders) with respect to the $12.00 Warrants until the occurrence of a $12.00 Triggering Event; provided, however, that upon a $12.00 Triggering Event in accordance with the terms herein, DCRB shall immediately cause the removal of such legend and direct such warrant agent that such stop transfer and no exercise orders are no longer applicable. In the event no $12.00 Triggering Event occurs during the five (5) year period commencing on the one (1) year anniversary of the Closing (the “Earnout Period”), the $12.00 Warrants shall immediately be forfeited to DCRB for no consideration and immediately cancelled. For purposes of this Letter Agreement, “$12.00 Triggering Event” means the occurrence of a date on which the last reported sales price of one share of DCRB Class A Common Stock quoted on the NASDAQ Capital Market (or the exchange on which the shares of DCRB Class A Common Stock are then listed) is greater than or equal to $12.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period within the Earnout Period; provided, that, if, during the Earnout Period, there is a Change of Control pursuant to which the holders of DCRB Class A Common Stock have the right to receive consideration implying a value of DCRB Class A Common Stock (as determined in good faith by the DCRB Board) of (i) less than $12.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), then the $12.00 Warrants shall immediately be forfeited to DCRB for no consideration and immediately cancelled; or (ii) greater than or equal to $12.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), then the $12.00 Triggering Event shall be deemed to have occurred.

4.

Upon and subject to the Closing, the number of Private Placement Warrants set forth opposite each Holder’s name in Column IV of Exhibit A hereto (the “$14.00 Warrants”) shall become subject to potential forfeiture, and each Holder hereby agrees not to exercise such $14.00 Warrants, unless and until a $14.00 Triggering Event (as defined below) occurs within the Earnout Period, with such $14.00 Warrants no longer being subject to forfeiture upon the occurrence of a $14.00 Triggering Event pursuant to the terms of this Letter Agreement. Prior to the occurrence of a $14.00 Triggering Event, each Holder shall not Transfer any of the $14.00 Warrants. Certificates or book entries representing the $14.00 Warrants shall bear a legend referencing that they are subject to transfer restrictions and forfeiture and are unable to be exercised in certain circumstances pursuant to the provisions of this Letter Agreement, and any warrant agent for the $14.00 Warrants will be given appropriate stop transfer orders (and related no exercise orders) with respect to the $14.00 Warrants until the occurrence of a $14.00 Triggering Event; provided, however, that upon a $14.00 Triggering Event in accordance with the terms herein, DCRB shall immediately cause the removal of such legend and direct such warrant agent that such stop transfer and no exercise orders are no longer applicable. In the event no $14.00 Triggering Event occurs during the Earnout Period, the $14.00 Warrants shall immediately be forfeited to DCRB for no consideration and immediately cancelled. For purposes of this Letter Agreement, “$14.00 Triggering Event” means the occurrence of a date on which the last reported sales price of one share of DCRB Class A Common Stock quoted on the NASDAQ Capital Market (or the exchange on which the shares of DCRB Class A Common Stock are then listed) is greater than or equal to $14.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period within the Earnout Period; provided, that, if, during the Earnout Period, there is a Change of Control pursuant to which the holders of DCRB Class A Common Stock have the right to receive consideration implying a value of DCRB Class A Common Stock (as determined in good faith by the DCRB Board) of (i) less than $14.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), then the $14.00 Warrants shall immediately be forfeited to DCRB for no consideration and immediately cancelled; or (ii) greater than or equal to $14.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), then the $14.00 Triggering Event shall be deemed to have occurred.

5.

Notwithstanding the provisions set forth in paragraphs 2, 3 and 4, Transfers of the Private Placement Warrants and shares of DCRB Class A Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants that are held by the Holders or any of their permitted transferees (that have complied with this paragraph 5), are permitted (a) to DCRB’s officers or directors, any affiliates or family members of any of DCRB’s officers or directors, any members of a Holder, or any affiliates of a Holder; (b) in the case of an individual, transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual, or for estate planning purposes; (d) in the case of an individual, transfers pursuant to a qualified domestic relations order; (e) transfers by virtue of the laws of the jurisdiction of formation of a Holder or a Holder’s governing documents upon dissolution of a Holder; and (f) in the event of DCRB’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of DCRB’s stockholders having the right to exchange their shares of DCRB Class A Common Stock for cash, securities or other property subsequent to the Closing; provided, however, that in the case of clauses (a) through (e), these permitted transferees must enter into a written agreement with DCRB agreeing to be bound by the transfer and other restrictions herein before any such transfer is affected. Any transfer that is made in violation of this paragraph 5 or the paragraphs 2, 3 and 4 shall be null and void ab initio.

6.

The number of Private Placement Warrants (including the $12.00 Warrants and the $14.00 Warrants) set forth in this Letter Agreement shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the DCRB Class A Common Stock occurring on or after the Closing (other than the conversion of the DCRB Founders Stock into DCRB Class A Common Stock at the Closing).

7.

Each of the Holders has previously entered into that certain letter agreement dated October 19, 2020 in connection with the initial public offering of DCRB (as amended, the “Prior Letter Agreement”). Each of the Holders acknowledges and agrees that the Prior Letter Agreement shall survive the consummation of the Transactions in accordance with its terms, and such Holder shall comply with, and fully perform all of such Holder’s obligations, covenants and agreements set forth in the Prior Letter Agreement.

8.	The terms and provisions of this Letter Agreement may be modified or amended only with the written approval of (i) the parties hereto and (ii) prior to the Closing, the Company.

9.

This Letter Agreement, together with the Prior Letter Agreement, constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, relating to the subject matter hereof.

10.

No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto, and any purported assignment in violation of this paragraph shall be null and void ab initio. This Letter Agreement shall be binding on the parties hereto and their respective successors, permitted assigns and transferees.

11.

The provisions set forth in Section 9.05 (Waiver), 10.03 (Severability), 10.06 (Governing Law), 10.07 (Waiver of Jury Trial), Sections 10.09 (Counterparts) and 10.10 (Specific Performance) of the BCA, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Letter Agreement, mutatis mutandis.

12.

Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, electronic mail or facsimile transmission.

13.	This Letter Agreement shall terminate, and have no further force and effect, if the BCA is terminated in accordance with its terms prior to the Closing.

Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

Very truly yours,

DECARBONIZATION PLUS ACQUISITION SPONSOR, LLC

By:	/s/ Peter Haskopoulos
Name: Peter Haskopoulos
Title: Authorized Person

WRG DCRB INVESTORS, LLC

By: West River Management, LLC, its Managing Member

By:	/s/ Trent Dawson
Name: Trent Dawson
Title: Chief Financial Officer

By:	/s/ Jennifer Aaker
Name: Dr. Jennifer Aaker

By:	/s/ Jane Kearns
Name: Jane Kearns

By:	/s/ James AC McDemott
Name: James AC McDermott

By:	/s/ Jeffrey H. Tepper
Name: Jeffrey H. Tepper

By:	/s/ Michael Warren
Name: Michael Warren

Acknowledged and agreed as of the date of this Letter Agreement:

DECARBONIZATION PLUS ACQUISITION CORPORATION

By:	/s/ Peter Haskopoulos

Name: Peter Haskopoulos
Title: Chief Financial Officer, Chief Accounting Officer and Secretary

Exhibit A

Party	Column I – Total Private Placement Warrants	Column II – Lock-Up Warrants	Column III – $12.00 Warrants	Column IV – $14.00 Warrants
Decarbonization Plus Acquisition Sponsor, LLC	5,283,879	3,962,909	660,485	660,485
WRG DCRB Investors, LLC	726,057	544,543	90,757	90,757
Jennifer Aaker	26,556	19,917	3,320	3,319
Jane Kearns	26,556	19,917	3,320	3,319
Jim McDermott	398,340	298,755	49,793	49,792
Jeffrey Tepper	26,556	19,917	3,319	3,320
Michael Warren	26,556	19,917	3,319	3,320

Total	6,514,500	4,885,875	814,313	814,312